Exhibit 99.2

*JOINT PRESS RELEASE*

Contacts:

Ralph E. “Gene” Coffman, Jr.

President and Chief Executive Officer

Poage Bankshares, Inc.

(606) 324-7196

Ryan C. Steger

President and Chief Executive Officer

Commonwealth Bank, F.S.B.

(859) 498-5728

Poage Bankshares, Inc. to Commence Stock Offering Associated With Pending

Conversion Merger Transaction With Commonwealth Bank, F.S.B.

Ashland and Mt. Sterling, Kentucky; April 1, 2015 – Poage Bankshares, Inc. (“Poage”) (NasdaqCM “PBSK”), the Ashland-based holding company for Town Square Bank (“Town”), and Mt. Sterling-based Commonwealth Bank, F.S.B. (“Commonwealth”) announced today that they have received regulatory approval for Poage to commence its stock offering in connection with its previously announced pending acquisition of Commonwealth in a conversion merger transaction.

Poage is offering between 106,834 and 144,540 shares of common stock, subject to increase to up to 166,221 shares, for sale at a price of $12.73 per share. On or about April 7, 2015, Poage will mail stock offering materials to eligible depositors and borrowers of Commonwealth who have subscription rights to purchase shares in the subscription offering, and Commonwealth will mail proxy solicitation materials to its members in connection with a Special Meeting of Members to be held on May 5, 2015 for the purpose of voting on the approval of the conversion merger transaction. Any shares not sold in the subscription offering will be offered for sale in a community offering to the general public, with preference given first to certain residents of Montgomery County, Kentucky, and then to stockholders of Poage as of the close of business on February 28, 2015. The subscription offering, and any community offering, will expire at 2:00 p.m., Eastern Time, on April 28, 2015, unless extended. Any shares not sold in the subscription offering and in the community offering are expected to be offered for sale in a syndicated community offering.

Information regarding the stock offering and voting by Commonwealth’s members may be obtained by contacting the Stock Information Center at 1-(877) 860-2086 beginning April 8, 2015. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time.

Keefe, Bruyette & Woods, Inc. is assisting Poage, on a best efforts basis, in selling its common stock in the subscription offering and in any community offering.

The completion of the conversion merger and the related stock offering is subject to the sale by Poage of a minimum of 106,834 shares of common stock, the receipt of final regulatory approval and the approval of Commonwealth’s members, and the satisfaction of other customary closing conditions. The transaction is expected to close in the second quarter of 2015.

About Poage Bankshares, Inc.

Poage Bankshares Inc. is the savings and loan holding company for Town Square Bank, a federally-chartered, FDIC-insured stock savings association. Town, originally chartered in 1889, operates from eight offices in Boyd, Greenup, Jessamine and Lawrence Counties in Kentucky. Town also operates a loan production office in Cincinnati, Ohio.

About Commonwealth Bank, F.S.B.

Commonwealth Bank, F.S.B., a federally-chartered, FDIC-insured mutual savings association, is a community-oriented financial institution operating from its sole office in Mt. Sterling in Montgomery County, Kentucky.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Poage and Commonwealth. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in Poage’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the conversion merger, including approval by the members of Commonwealth, on the expected terms and schedule; delay in closing the conversion merger; difficulties and delays in integrating the respective businesses of Poage and Commonwealth or fully realizing expected cost savings and other expected benefits; business disruption following the conversion merger; changes in asset quality and credit risk; changes in interest rates and capital markets; inflation; customer acceptance of Poage’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to implement proposed integration plans; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Poage and Commonwealth undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Other Information

Poage has filed a registration statement relating to the shares of common stock with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming a part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

The directors and executive officers of Commonwealth are participants in the solicitation of proxies in favor of the conversion merger from the members of Commonwealth. Information regarding this solicitation is contained in the proxy solicitation materials being mailed to the members of Commonwealth.

The shares of common stock of Poage are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

#     #     #